Exhibit 99.1

501 Elliott Ave. W. #400	T 206.282.7100
Seattle, WA 98119	F 206.272.4010

Cell Therapeutics, Inc. (CTI) Sells TRISENOX® to Cephalon, Inc.

for $70 million in Cash and Up to $100 Million in Potential

Future Milestone Payments

•	CTI Refocuses Infrastructure on Its Late-Stage Pipeline – XYOTAX™ and Pixantrone

•	Move Cuts Expenses and Strengthens Balance Sheet

June 13, 2005 Seattle—CTI Technologies, Inc. (CTIT), a wholly-owned subsidiary of Cell Therapeutics, Inc. (CTI) (NASDAQ: CTIC; Nuovo Mercato) announced that it has agreed to sell the TRISENOX brand to Cephalon, Inc. (NASDAQ: CEPH). Under the terms of the agreement, Cephalon will pay to CTI and its affiliates an aggregate of approximately $70 million for TRISENOX and certain proteasome assets, subject to a working capital adjustment. In addition, CTI may receive in the future up to an additional $100 million in cash if certain sales and regulatory milestones are achieved. The agreement is subject to customary closing conditions, including Hart-Scott-Rodino clearance. Under the terms of its existing financing agreement for TRISENOX, CTI is required to use a portion of the proceeds from the sale to repay PharmaBio Development. CTI expects the gross up front proceeds from the transaction, prior to closing costs, will be approximately $30 million after repayment of the PharmaBio agreement. CTI expects the transaction to close during the third quarter.

Under the terms of the agreement, Cephalon will assume control of the worldwide marketing, sales, and development of TRISENOX. Cephalon will offer employment to CTI’s U.S.-based commercial employees. The agreement also provides for CTI to transfer to Cephalon sole rights to its current joint proteasome inhibitor research collaboration, which is in preclinical development. Cephalon will assume all costs for advancing the proteasome inhibitor candidate and will pay CTI royalties on future worldwide product sales. CTI and Cephalon have also negotiated a transitional services agreement to support the successful transfer of TRISENOX and the proteasome inhibitor program to Cephalon, during which time Cephalon will reimburse CTI for services related to the transition.

“TRISENOX is an effective therapy for certain hematologic malignancies and Cephalon has the expertise and resources necessary to maximize its value. This agreement allows the Company to focus its resources on taking XYOTAX through to its NDA filing and advancing pixantrone through its phase III program,” stated James A. Bianco, M.D., President and CEO of CTI. “The size of the solid tumor market is more attractive for us and, coupled with the XYOTAX product profile demonstrated in its phase III clinical trials, we believe focusing on bringing XYOTAX to market will have the highest return on investment for our shareholders and is consistent with our long-term strategy in oncology.”

Page 2 of 3	CTI Sells TRISENOX to Cephalon

TRISENOX (arsenic trioxide), which generated worldwide sales revenues of $26.6 million in 2004, was approved in the United States in 2000 and in Europe in 2002 for the treatment of patients with relapsed or refractory acute promyelocytic leukemia (APL), a life-threatening hematologic cancer. In clinical trials, TRISENOX has been shown to provide high complete response rates (70-75%) and a high molecular remission rate (82%) in patients with relapsed disease, while offering a unique non-chemotherapy side-effect profile. CTI acquired worldwide rights to TRISENOX when it acquired PolaRx in 2000.

As a result of the agreement with Cephalon and an internal reorganization, CTI’s headcount will be reduced by approximately 130 in the United States, which is expected to reduce its operating expenses, as the Company focuses its resources and efforts on the development of XYOTAX and pixantrone. CTI expects to pay $1.4 million in the third quarter of 2005 as a result of the workforce reductions. Steve Aselage, Executive Vice President of Global Commercial Operations, will be assisting with the TRISENOX transition before leaving CTI at the end of June.

“We appreciate the significant advancements made in our commercial capabilities under Steve’s leadership as well as the efforts of the TRISENOX team,” Bianco noted. “We believe the steps announced today place CTI in the financial position to continue the development of our product pipeline and to advance XYOTAX toward commercialization.”

About TRISENOX®

TRISENOX® (arsenic trioxide) is marketed by CTI. TRISENOX was approved for marketing in 2000 by the U.S. Food and Drug Administration to treat patients with relapsed or refractory acute promyelocytic leukemia (APL), a rare, life-threatening cancer of the blood. TRISENOX was granted marketing authorization from the European Commission in March 2002. APL, one of eight subtypes of acute myeloid leukemia (AML), represents 10-15 percent of the more than 20,000 patients diagnosed with AML each year. TRISENOX is currently being studied in more than 40 clinical and investigator-sponsored trials in a variety of cancers.

U.S. marketing approval for TRISENOX was granted based on results from a U.S. multicenter study in which 40 relapsed APL patients were treated with TRISENOX 0.15 mg/kg until bone marrow remission or a maximum of 60 days. Thirty-four patients (85 percent) achieved complete remission. When the results for these 40 patients were combined with those for the 12 patients in a pilot trial, an overall response rate of 87 percent was observed.

WARNING: TRISENOX should be administered under the supervision of a physician who is experienced in the management of patients with acute leukemia. Some patients with APL treated with TRISENOX have experienced APL differentiation syndrome – with symptoms similar to retinoic acid-acute promyelocytic leukemia (RA-APL) syndrome. Arsenic trioxide can cause QT prolongation (which can lead to torsade de pointes) and complete atrioventricular block.

Page 3 of 3	CTI Sells TRISENOX to Cephalon

The most common adverse events associated with TRISENOX have been generally manageable, reversible and usually did not require interruption of therapy. These have included hypokalemia, hypermagnesemia, hyperglycemia and thrombocytopenia as reported in 13 percent of the patients (n=40). Abdominal pain, dyspnea, hypoxia, bone pain and neutropenia were reported in 10 percent of these patients, while arthralgia, febrile neutropenia and disseminated intravascular coagulation were reported in eight percent of patients.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. These risks include, but are not limited to, the risk that the transaction with Cephalon does not close or closes later than expected, that milestone payments under the agreement with Cephalon will not be achieved, that the Company will not successfully execute its strategy to continue the development of its product pipeline and advance XYOTAX toward commercialization or reduce its operational expenses as planned, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors	Media

Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

www.cticseattle.com